Exhibit 10.15

Terms & Conditions of Employment	Executive

Between ntl Group Ltd of ntl House, Bartley Wood Business Park, Bartley Way, Hook, Hampshire, RG27 9UP ("the Company") and Mr Robert Gale, 42 Station Road, Thames Ditton, Surrey, KT7 0NS, ("the Associate").

This contract sets out the main terms of your employment, including the particulars of employment required by the Employment Rights Act 1996 (Parts B and C).

Part A — Personal terms

Effective Date of New Terms and Conditions	1st January 2002
Continuous Employment Date	5th January 1998
Location	Hook, Hampshire
Job Title	Group Director, Financial Control
Bonus Scheme Range	0-50%
Entitlement to Overtime	No
Basic Salary (per annum)	£120,000

Part B — Special conditions

Notice Periods

You are required to give the company 3 months written notice to terminate your employment. The company is required to give you 6 months written notice to terminate your employment.

Pension Arrangements

Subject to Plan rules and Inland Revenue limits, the Company will make contributions of 10% of your pay which matches a 10% contribution by yourself into the Group Personal Pension Plan.

Private Healthcare Scheme

You are eligible for company funded private healthcare family level cover.

Perk Car & Fuel Benefit

If you have the Company Car option, you will be provided with a fuel card for the purchase of fuel for business and reasonable private use. This is a taxable benefit attracting Fuel Scale Benefit Charge. If you have the Cash Option, a fuel card is not available—however, business and reasonable private fuel receipts may be reimbursed via expenses. Your monthly allowance eligibility will be in accordance with the prevailing company perk car policy, available on the ntl intranet.

Signed	/s/ Carolyn Walker	Director, Human Resources	Date 17 February 2003
For and on behalf of the ntl Group Ltd

I have read and I agree to and accept the terms and conditions set out herein and have kept one copy for myself.

I consent to the company processing my personal information in accordance with Clause 21.

I acknowledge that my attention has been drawn to Clause 17 concerning deductions from salary and I consent to such deductions being made.

Signed	/s/ Robert C. Gale	Date	21/2/03

Part C — General conditions

1. Employment Rights Act

The following particulars are given to you in accordance with the terms of the Employment Rights Act 1996.

2. Duration of Employment

Your employment with the Company will begin on the date specified in Part A and will continue in accordance with this contract. This is also the start date of your continuous employment with the Company unless otherwise specified in Part A. Your employment with any previous employers will not count towards your statutory period of continuous employment with the Company unless agreed and a separate date specified in Part A.

3. Job title

Your job title is specified in Part A. You will comply with all reasonable directions of the Company and you shall not, directly or indirectly, be interested or concerned in any manner in any other business except with the Company's prior written consent.

4. Place of employment

You will be based at the location specified in Part A. The Company reserves the right on reasonable notice to change this either on a temporary or permanent basis to work at any premises of the Company or any other Group Company within the UK. The Company may also require you to travel as is reasonably necessary to carry out your job.

5. Hours of work

You standard working week will be 37.5 hours. It is likely that you will be required to extend your hours as necessary in order to meet the full requirements of your job and the business, subject to the provisions of the Working Time Regulations 1998. You shall devote the whole of your working time (unless prevented by ill health or accident or otherwise directed by the Company) to the duties of your employment.

6. Remuneration

Your salary details are shown in Part A. Salary is payable monthly in arrears in equal instalments by credit transfer or such other method as the Company may adopt in the future. Your salary will be reviewed annually at the Company's absolute discretion. In addition to your basic salary you are eligible to participate in the Company Bonus Scheme. Your potential additional earnings are as specified in Part A and are paid in accordance with the Scheme rules. The Company Bonus Scheme, operated at the Company's absolute discretion, is reviewed annually. Earnings potential, payment periods and measurement criteria may be amended according to the Company's needs. Any payments made under the Company Bonus Scheme will be non-pensionable.

7. Pension

You may join the ntl Group Personal Pension Plan, to which the Company contributes as shown in Part B, subject  to the rules of the Plan and Inland Revenue limits. Under the Plan you will be contracted into SERPS unless you opt to be contracted out. All associate contributions are deducted from monthly salary and passed onto the Group Personal Pension Provision Provider.

8. Company insurance Schemes

You are automatically covered by the Group Personal Accident and Group Life Assurance Schemes, after 3 months continuous employment. You are also automatically covered by the Company's Group Permanent Health Insurance Scheme unless otherwise stated. Cover is provided during employment with the Company from the age of 18 until the age of 60 for Permanent Health Insurance and age 65 for Life Assurance and Personal Accident Insurance. Any entitlement to Permanent Health Insurance is subject to the Company's right to terminate this contract for prolonged sickness absence in accordance with the Company's Sickness Absence Policy. Your participation in any of the Schemes referred to in this paragraph is subject to the rules of the relevant Scheme. The Company reserves the right not to pay any benefit under any of these Schemes, unless the Company is paid by the Insurer. Further information on the Company Insurance Schemes is available on the ntl intranet or from your line manager.

9. Perk car

On commencement of employment, you will be entitled to the Perk Car benefit. For full details, please refer to the Perk Car Policy and the Fuel Policy, which are available on the ntl intranet. The Company reserves the right to review and amend these policies at any time. It is a condition of your employment that you retain a current full driving license (valid in the UK), reimburse the Company for private fuel and comply with the rules of the Company's Fleet Insurance and relevant prevailing Perk Car Policy and Fuel Policy. You must keep any company vehicle in good condition. If you fail to comply with these rules or you are disqualified from driving for any period, the Company reserves the right to withdraw any car allocated to you and/or dismiss you immediately without compensation in accordance with the Company's Disciplinary Policy and Procedures. On leaving the Company, you must return any company vehicle in good order, clean and roadworthy, to a Company site. Failure to do so without reasonable excuse will result in your being liable for the total cost of the vehicle recovery. Please refer to Part B overleaf for further information regarding private fuel and allowances.

10. Annual leave

You are entitled to 25 days holiday, increasing to 28 days after 5 years continuous service (entitlement will arise upon the anniversary of the holiday year following the completion of 5 year's service). In addition, you will be entitled to normal public holidays, unless you are specifically required to work in which case you will be compensated in accordance with the Public Holiday Policy. The current version is available on the ntl intranet or can be obtained from Human Resources (HR). The Company's holiday year is from 1 January to 31 December and your holiday entitlement will be calculated on a pro rate basis in your first year of employment with the Company. Further details about annual leave can be obtained from HR.

11. Sickness absence

If you are absent from work due to sickness or injury, you may be eligible for Company sick pay, which is payable at the Company's discretion. Subject to this discretion and provided you comply with the Sickness Absence Policy requirements, you will be paid according to your normal basic salary rate. The Sickness Absence Policy is available on the ntl Intranet or can be obtained from HR. The Company may from time to time require you to be examined by a medical advisor nominated by the Company, and you agree to provide such formal consents as may be necessary for the results of such examinations to be disclosed to the Company.

12. Confidential information

During and after the termination of your employment, you will treat and safeguard as private and confidential any information concerning ntl or its associated companies which you have received in the course of your employment (as outlined in the attached Code of Conduct), and you will take all reasonable precautions in dealing with such information, and you will not disclose or reveal any such confidential information to any third party, either directly or indirectly, other than to officials of the Company or with the Company's prior written consent.

13. Notice periods

Please refer to Part B overleaf. Your employment may be terminated by the Company, without notice or payment in lieu of notice, if you commit any act of gross misconduct or gross negligence. During any period of notice of termination (whether given by the Company or you), the Company is under no obligation to provide you with work, and is entitled at the Company's absolute discretion to exclude you from its premises. During any such period of garden leave, you will be entitled to normal salary and any other contractual benefits. The Company reserves the right, at its absolute discretion, to make a payment in lieu of notice. Notice must be given in writing to your Line Manager or in the case of absence, their deputy.

14. Retirement

The normal retirement age is 65 years. Your employment will automatically terminate at he end of the month in which you reach this age.

15. Disciplinary

The Company's Policy and Procedures on disciplinary matters are available on the ntl intranet or from your line manager. This Policy is a statement of management guidelines and does not form any part of your contract of employment. The Company reserves the right to change the Policy from time to time. The current version is available on the ntl intranet or can be obtained from HR.

16. Grievance

If you have a grievance relating to your employment, you should raise your concerns in the first instance with your Line Manager. If your grievance concerns your Line Manager, then you should report the matter to the next most senior Manager or to HR. This Policy is a statement of management guidelines and does not form any part of your contract of employment. The Company reserves the right to change these from time to time. The current version is available on the ntl intranet or can be obtained from HR.

17. Deductions from salary

The Company reserves the right at any time during your employment, or on termination of your contract of employment, to deduct from salary any overpayment made and/or monies owed to the Company by you. This is including but not limited to any excess holiday, outstanding loans, advances, relocation costs, parking fines and any related administration costs for which you and/or your permanent partner are responsible and which are incurred in a vehicle provided by ntl, (either company vehicle or hire car), private fuel reimbursement in accordance with the prevailing Perk Car Policy and Fuel Policy and the cost of repairing any damage or loss to property provided by the Company. This clause will not apply to any sums or benefits due to you by virtue of your membership of the Company Pension Plan.

18. Changes to terms and conditions

The Company reserves the right to amend your terms and conditions of employment and policies from time to time. You will be given not less than four weeks notice of any such change. You will be deemed to have accepted these changes should the Company have received no objection before the end of the four-week notice period.

19. Health, safety and environment

ntl is committed to ensuring, so far as reasonably practicable, that the workplace of every associate is safe, does not pose a risk to health and does not cause damage to the environment. All associates are therefore required to familiarise themselves with their responsibilities as outlined in the current ntl Health and Safety Policy, Environment Policy, Safety Standards booklet, (NT.P090) and Safety Information sheets. The current version is available on the ntl intranet or can be obtained form the Health and Safety Group.

20. Collective agreements

There are no collective agreements relevant to your employment unless otherwise specified in Part B.

21. Data Protection Act

In accordance with the Data Protection Act of 1998, the Company will hold and process the information it collects relating to you in the course of your employment for the purposes of employee administration, statistical and record keeping purposes. This may include information relating to your physical or mental heath. Some of your information may be processed outside the European Economic area. Your information will be treated confidentially and will only be available to authorised persons.

22. Data protection compliance

When dealing with data relating to the Company's business, you are required to comply with the Company's Data Protection Policy, which can be obtained from the Group Compliance Officer. Failure to comply with this Policy may result in disciplinary action.

23. Company Equipment

In order to fulfil your duties you may be issued with Company equipment. This is a non-contractual benefit and may be withdrawn at any time, or you may be transferred to another position which does not require use of the allocated equipment. You must keep the equipment in good condition. On leaving the Company, you must return the equipment in good order to the Company site. Failure to do so could result in you being liable for the total cost of its replacement.

24. Entitlement to Work in UK

Your employment is conditional upon you being legally entitled to live and work in the UK. If your status changes and you are no longer entitled to live or work in the UK, your employment will be terminated without notice or payment in lieu of notice.

21st October 2005

PRIVATE & CONFIDENTIAL

Mr Robert Gale

42 Station Road

Thames Ditton

Surrey

KT7 0NS

Dear Robert

RE: CHANGES TO TERMS AND CONDITIONS OF EMPLOYMENT

I am pleased to confirm that your base salary has increased to £170,000 per annum.

This change will be effective from 1st August 2005 and included in the next available pay run.

All other Terms and Conditions remain unchanged.

Please sign both copies of this letter, returning one copy to Karen Norman, People4ntl, Hook.

Yours sincerely

Karen Norman

P4ntl Co-ordinator

Corporate, Business & Networks

I confirm my acceptance of the above changes to my Terms and Conditions of Employment.

SIGNED
NAME

DATE